Exhibit 10.2

IBM EXCESS 401(k) PLUS PLAN

(As Amended and Restated effective as of January 1, 2010)

AMENDMENT No. 3

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM Excess 401(k) Plus Plan (the “Plan”), an unfunded deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

In accordance with Section 10.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM amended and restated the Plan effective as of January 1, 2010.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective for Deferral Periods that begin on or after January 1, 2013, except as otherwise specified herein.

Amendment:

1.                                      Section 5.01 (“Automatic Contributions”) is amended to read, in its entirety, as follows:

5.01        Automatic Contributions.  For each Plan Year, an Automatic Contribution shall be credited to the Post-2004 Company Account for each Employee who is eligible for Automatic Contributions for the Plan Year under Section 3.03 in an amount equal to the sum of:

(a)           the Employee’s “automatic contribution percentage” under the 401(k) Plan multiplied by the Employee’s Elective Deferrals, if any, for each payroll period that ends after the Employee’s Program Eligibility Date; plus

(b)           the Employee’s “automatic contribution percentage” under the 401(k) Plan multiplied by the Employee’s Excess 401(k) Eligible Pay, if any, for the Plan Year.

Notwithstanding the foregoing, for purposes of calculating the Automatic Contributions payable to Employees in the Transition to Retirement program, the Employee’s Elective Deferrals and Excess 401(k) Eligible Pay shall be calculated based on the Employee’s actual Performance Pay, and the Base Pay the Employee would have received if the Employee had received a full-time rate of Base Pay for all portions of the Plan Year in which the Employee received a reduced rate of Base Pay.   Also notwithstanding the foregoing, for Employees whose 2013 Base Pay is adjusted as part of a broad-based, one-week mandatory time off program, Automatic Contributions (if any) for 2013 shall be calculated based on the Base Pay the Employee would have received for that week if the mandatory time off program had not occurred. No other element of Excess 401(k) Eligible Pay shall be adjusted in this manner.

If an Eligible Employee’s automatic contribution percentage under the 401(k) Plan changes during a Plan Year, and the Eligible Employee is eligible for Automatic Contributions for the portion of the Plan Year before and/or after the change pursuant to the definition of “Company Contribution-Eligible Individual” and Section 3.02, the Eligible Employee’s Automatic Contributions for each such portion of the Plan Year shall be calculated separately, in each case based solely on the Employee’s automatic contribution percentage, Elective Deferrals, and Excess 401(k) Eligible Pay for the applicable portion of the Plan Year.